As filed pursuant to Rule 424(b)(3)
                                      Registration No. 333-34333

Pricing Supplement No. 1046 dated October 20, 1998
(To Prospectus dated September 26, 1997 and
Prospectus Supplement dated October 21, 1997)

                         XEROX CORPORATION
                   Medium-Term Notes, Series E
            Due Nine Months or More From Date of Issue
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                              GENERAL
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Principal Amount: $150,000,000
Issue Price: $150,000,000 (100% of Principal Amount)
  (see below under "Agent")
Agent's Discount or Commission: $375,000 (0.25% of Principal Amount)
  (see below under "Agent")
Net proceeds to Company: $149,625,000 (99.75% of Principal Amount) Original Issue Date (Settlement Date): October 23, 1998
Maturity Date: October 23, 2001
Agent: Salomon Smith Barney Inc. ("Salomon Smith Barney").
   Salomon Smith Barney has purchased the Notes as principal in this transaction for resale to one or more investors or other purchasers at varying prices related to prevailing market conditions at the time or times of resale as determined by Salomon Smith Barney.
Form: /X/ Book Entry      / / Certificated
Specified Currency: U.S. dollars
Authorized Denominations: $1,000
  Integral Multiples in excess thereof: $1,000
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                             INTEREST
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/x/ Floating Rate (see Base Rate specified below)

    Base Rate: LIBOR
    Designated LIBOR Page: LIBOR-Telerate page 3750
    Index Maturity: 3-month LIBOR
    Initial Interest Rate: The Initial Interest Rate from the Original
       Issue Date to the first Interest Reset Date shall be calculated in accordance with the provisions hereof and the provisions of the Prospectus and Prospectus Supplement to which this Pricing Supplement relates; provided, that, solely for purposes of calculating the Initial Interest Rate, the Original Issue Date shall be deemed to be the first Interest Reset Date.
    Interest Payment Date(s): Quarterly on the 23rd of each January,
        April, July and October, commencing January 23, 1999; and at maturity
    Interest Reset Period: Quarterly
    Interest Reset Date(s): Interest Payment Date(s)
    Spread (+/-): plus 0.375%
    Calculation Agent: Citibank, N.A.
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    EARLY REDEMPTION AND/OR REPAYMENT; OPTIONAL EXTENSION
      OF MATURITY DATE AND RESETS; AND PAYMENT CURRENCY
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Early redemption at Company's option:
  /X/ No    / / Yes (see below)

Early repayment at Holder's option:
  /X/ No    / / Yes (see below)

Option to extend Maturity Date:
  /X/ No    / / Yes (see below)

Option to reset interest rate:
  /X/ No    / / Yes
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                            ATTACHMENT
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None.